Ex-99.(10)

Consent of Independent Registered Public Accounting Firm

We consent to the reference to our firm under the captions “Financial highlights” in the Prospectus and “Complete and partial portfolio holdings - arrangements to disclose to Service Providers, Fiduciaries and Other Third Parties”, “Other Information - Auditors” and “Financial statements” in the Statement of Additional Information and to the use of our report dated October 30, 2017, with respect to the financial statements of UBS U.S. Allocation Fund for the year ended August 31, 2017 which is incorporated by reference in Post-Effective Amendment No. 62 to the Registration Statement (Form N-1A Nos. 33-39659 and 811-6292) of UBS Investment Trust.

/s/ Ernst & Young LLP

New York, New York
December 21, 2017